Exhibit 10.25

Short-term Loan Agreement

No. NBCB7301DK09036

Borrower: Shenzhen Bo Rou Industrial Co., Ltd.

Lender: Ningbo Bank Company Limited by Shares Shenzhen Branch

Main Contents:

The Lender will lend RMB 8 million to the Borrower and the proceeds will be used as flowing capital for production. The term of the loan is from August 24, 2009 to August 23, 2010 at the rate of 5.31‰ per month. The interest will be paid on a quarterly basis. 30% of the principal of the loan shall be repaid within six month since the draw of the fund, and the Borrower shall deposit at the Lender in its settlement account no less than 30% of the revenue of the Borrower.

Right of the Lender. The Lender has the right to inspect the operation and financial status of the borrower and the borrower shall provide financial statements on a monthly basis. The Lender can announce the pre-mature of the borrowing if (a) the Borrower has stopped operation, liquidated, or its business license is revoked; (b) the borrower intentional provides false information relating the contract; (c) the borrower becomes insolvent; or (d) the borrower has encountered other difficulties that harm its ability to repay the loan, etc.

Responsibility of the Borrower. The Borrower shall notify the Lender in case there is any material change to the Borrower such as joint venture, acquisition, reorganization of the Borrower and shall obtain the consent of the Lender before undertaking any material change to the Borrower. The Borrower shall also obtain the consent of the Lender before it can provide any security for any third party’s obligations. The Lender can declare the maturity of the loan if by the end of 2009, after the capital injection from venture capital, the group company has borrowed more than RMB130 million, and the revenue of the parent company of the Borrower is less than RMB 350 million and the revenue of the Borrower is less than RMB 130 million. During the term of the loan, the Borrower cannot distribute profits, increase any guaranty it has provided for third parities or borrowing from third parties.

Penalty interest. The Borrower will be charged penalty interest that is 1.5 times to the normal interest under the contract if it fails to repay the loan on time. The Borrower will be charged penalty interest that is 1.8 times to the normal interest under the contract if it does not use the proceeds into the purpose specified in the contract.

Method of the Security: the guaranty provided for the loan is mortgage and a third party’s guaranty.

Headings of the articles omitted:

  Dispute Resolution
  Effectiveness, Amendment, Termination of the Contract
  Miscellaneous
  Acknowledgment by the Parities